UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 28, 2015

AGL RESOURCES INC.
(Exact name of registrant as specified in its charter)

Georgia	1-14174	58-2210952
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

Ten Peachtree Place NE Atlanta, Georgia 30309
(Address and zip code of principal executive offices)

404-584-4000
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously reported, the Board of Directors of AGL Resources Inc. (the “Company”) announced new leadership appointments on May 6, 2015.  Accordingly, on May 28, 2015, the Compensation Committee of the Board of Directors of the Company approved related compensation changes for the named executive officers with new roles and responsibilities.  Annual compensation for Andrew W. Evans, who was recently appointed as President and Chief Operating Officer of the Company, will include a base salary of $700,000, target annual cash incentive of 80% of base salary and a target long-term incentive award opportunity of $1,750,000.  Annual compensation for Elizabeth W. Reese, who now serves as Executive Vice President and Chief Financial Officer of the Company, will include a base salary of $440,000, target annual cash incentive of 65% of base salary and a long-term incentive award opportunity of 160% of base salary.  To recognize his expanded role as Executive Vice President, Nonregulated Businesses with responsibilities over retail operations in addition to wholesale services and midstream operations, Peter I. Tumminello’s base salary was increased to $430,000.  Mr. Tumminello will continue to serve as President, Sequent Energy Management, LP.

In recognition of these leadership changes, the Compensation Committee also granted Mr. Evans, Ms. Reese and Mr. Tumminello equity awards with a value of approximately $459,800, $324,900, and $250,000, respectively. These equity awards consist of performance share units with a three-year performance period and performance-based restricted stock units that vest ratably over a four-year period if certain performance metrics are met.  Each of these officers have an existing change-in-control severance agreement similar to the agreements entered into by the Company’s other named executive officers.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AGL RESOURCES INC.
(Registrant)
Date: June 1, 2015	/s/ Andrew W. Evans
Andrew W. Evans President and Chief Operating Officer